Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) made as of the 15th day of February, 2008 by and among SpectaGuard Holding Corporation, a Delaware corporation (“Holding”), Allied Security Holdings LLC, a Delaware limited liability company (the “Company”), and William C. Whitmore, Jr. (“Executive”).

WHEREAS, the Executive is employed as President and Chief Executive Officer of the Company and Holding pursuant to an employment agreement by and among the Executive, Holding and the Company, dated February 19, 2003 (as amended on August 2, 2004, the “Existing Agreement”); and

WHEREAS, the parties desire to enter into this Agreement, which supersedes and replaces the Existing Agreement and governs the terms of the Executive’s employment with Holding and the Company and its subsidiaries as of the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Effective Date. This Agreement shall become effective as of the date of this Agreement (the “Effective Date”).

2. Title. During the Term, Executive shall continue to serve as the President and Chief Executive Officer of Holding and of the Company and such subsidiaries of the Company as in effect on the date hereof and from time to time as designated by the Company. In addition, the Executive agrees to serve as a member of the Board of Directors of Holding (the “Board”) and of the Board of Managers of the Company and such other board of directors or board of managers of subsidiaries of the Company from time to time determined by the Company. For purposes of this Agreement, actions required or contemplated to be taken by the Board hereunder shall be taken by the Board with the Executive recusing himself from participation in such action.

3. Duties and Responsibilities. Executive hereby agrees to perform in good faith and with due care all services which may be required of Executive in such position and to be available to render such services at all reasonable times and places in accordance with such reasonable directions and requests as the Board may from time to time reasonably specify. Executive shall, during the Term (as defined below), devote substantially all of his time, ability, energy and skill to the performance of his duties and responsibilities hereunder. The Executive shall be provided an office and secretary and such other assistance and work accommodations as are deemed appropriate by the Board for the performance of Executive’s duties. Executive shall perform his responsibilities from, and his associated staff shall be located in, the Company’s principal offices currently located in King of Prussia, PA. Executive shall be provided a computer and modem for his use at his home office.

4. Term. The term of this Agreement shall commence as of the Effective Date and shall continue until the fifth anniversary of the Effective Date, or if earlier, until the date the Executive’s employment is terminated for any reason (the “Term”).

5. Compensation.

A. Base Salary. During the Term, Executive shall be paid a base salary. The base salary for the first year of the Term shall be U.S. $675,000 per annum (effective from and after February 19, 2008), and such base salary shall be increased for each subsequent year during the Term as determined by the Compensation Committee of the Board of Managers of the Company, taking into account available information regarding chief executive officers’ salaries of similarly situated companies headquartered in the Philadelphia, Pennsylvania, geographic area, and the Committee shall use 4% as a benchmark for annual salary increases in such determinations (the “Base Salary”).

B. Method of Payment. Executive’s Base Salary shall be paid in accordance with Holding’s standard payroll practices. Holding shall deduct and withhold, or cause to be deducted and withheld, from Executive’s compensation payable hereunder any and all applicable foreign, federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by Holding under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

C. Vacation. Executive shall be entitled to such number of paid days of vacation as the Company’s vacation policy provides for executive officers and such number of paid days of sick leave as the Company’s sick leave policy provides for executive officers.

D. Bonus. Executive shall be eligible to receive a bonus with respect to each fiscal year ending during the Term (the “Annual Bonus”) commencing with the fiscal year ending December 31, 2008, with a target Annual Bonus of fifty percent (50%) of his Base Salary, which Annual Bonus shall be determined based upon the achievement of Company Adjusted EBITDA targets set with respect to the applicable year by the Board of Managers (or the Compensation Committee thereof) of the Company (“EBITDA Targets”); provided, that in the event actual Adjusted EBITDA is greater or less than the EBITDA Target for a particular year, then the Executive’s Annual Bonus shall be calculated consistent with the Company’s bonus plan then in effect with reference to Executive’s target bonus level of 50% of Base Salary. Applicable EBITDA Targets will be equitably adjusted by the Board to reflect the pro forma effect of any significant acquisition.

E. Equity Grants; Special Payment.

(1) Class B Units. The Executive acknowledges that as of the date hereof he holds 2,722 Class A Units, 27,894 Class B Units and 36,000 vested and unvested Class C Units (such vested and unvested Class C Units, the “Existing Class C Units”) of the Company and that such units are subject to the terms and conditions set forth in the Operating Agreement of the Company dated as of August 2, 2004.

(2) Incentive Plan. The Executive, Holding and the Company acknowledge and agree that the parties will endeavor to establish a new incentive plan for participating members of management of the Company and the Executive shall participate in such plan in a manner commensurate with his role as President and Chief Executive Officer. The terms of any such plan and awards granted thereunder are subject to good faith negotiations of the parties and any such terms shall be set forth in definitive documentation with respect thereto.

(3) Special Payment. The Executive acknowledges that he will receive the Special Payment (as defined in the Existing Agreement) in full satisfaction of Holding’s obligations thereof under the Existing Agreement in accordance with the term of the Existing Agreement on February 19, 2008.

6. Business Expense Reimbursement. Executive shall be entitled, in accordance with Holding’s written expense reimbursement policies in effect from time to time, to receive reimbursement from Holding for all travel and other reasonable business expenses incurred by Executive in the performance of his duties hereunder, provided Executive furnishes Holding with vouchers, receipts and other details of such expenses in accordance with the Holding’s written expense reimbursement policies. Executive shall be provided with a corporate credit card for his business use, and will be reimbursed within fifteen (15) days of presentation for appropriate business expenses as provided above.

7. Benefits.

A. During the Term, the Company shall provide Executive and his dependents with coverage under the Company’s applicable medical, dental and/or vision plans and other employee benefits as are applicable to senior executives of the Company.

B. The Executive shall be entitled to participate in the supplemental executive retirement plan of the Company currently in effect.

C. During the Term, Holding or cause to be paid will pay the premiums on a term life insurance policy providing the Executive with a life insurance benefit for a term of ten (10) years in the amount of five million dollars ($5,000,000). The policy shall permit the Executive to designate the beneficiary and Holding will allow the Executive to maintain the policy, at his expense, following any termination of employment.

8. Restrictive Covenant.

A. For the purposes of this Section 8, any reference to the “Company” shall mean Holding, the Company and their respective subsidiaries and affiliates. In view of the fact that the Executive’s work for the Company brings the Executive into close contact with many confidential affairs of the Company not readily available to the public, and plans for further developments, the Executive agrees:

(a) That both during the entire term of the Executive’s employment with the Company and thereafter, the Executive will not publish or otherwise disclose to persons other than those employed by the Company, without specific permission from the Company, any Company proprietary or confidential information which the Executive learns or acquires during the course of employment with or as a result of performing services with the Company, and will not use such information in any way which might be detrimental to the interests of the Company. For purposes of this Agreement, proprietary or confidential information includes, but is not limited to:

(i) All information not generally known to the public or within the federal, state or local government sector(s) or the commercial sector(s) in which the Company offers or provides its services, solutions or products, pertaining to the Company’s marketing, bidding or cost plans, strategies, forecasts or projections; practices, procedures, policies, goals or objectives pertaining to the foregoing; contract proposals, contract bids which have been prepared or submitted or which are proposed to be prepared or submitted, or bidding and pricing techniques; information on the Company’s cost structure; quoting and pricing practices, procedures and policies; customer data including customer list, contracts, contacts, representatives, requirements and needs, specifications, data provided by or about prospective customers; supplier information, including joint venture and subcontractor proposals; employee and consultants’ identities, skills, resumes, records and lists; and the physical embodiments of any of the foregoing information;

(ii) All information concerning or relating to the way the Company conducts its business which is not generally known to the public or within the federal, state or local government sector(s) or the commercial sector(s) in which the Company offers or provides its services, solutions or products (such as Company contracts, internal business procedures, controls, plans, licensing techniques and practices, supplier, subcontractor and prime contractor names and contacts and other vendor information, Company processes, techniques, data, computer system passwords and other computer security controls, financial information, and distributor information) and the physical embodiments of such information (such as check lists, samples, service and operational manuals, contracts, proposals, printouts, correspondence, forms, listings, ledgers, financial statements, financial reports, financial and operational analyses, financial and operational studies, management reports of every kind, databases, and any other written or machine-readable expression of such information as are filed in any tangible media);

(iii) All information not generally known to the public or within the federal, state or local government domain or the commercial sector(s) in which the Company offers or provides its services, solutions or products concerning development of new products, services or solutions, negotiations for new business ventures or acquisitions, future business or acquisition plans, and similar information and the physical embodiments of such information;

(iv) Information which is not a public record and is not generally known to the public or within the federal, state or local government sector(s) or the commercial sector(s) in which the Company offers or provides its services, solutions or products regarding litigation and potential litigation matters and the physical embodiments of such information; and

(v) Any information which (i) is not generally known to the public or within the federal, state or local government sector(s) or the commercial sector(s) in which the Company offers or provides its services, solutions or products, (ii) gives the Company a significant advantage over its or their competitors, or (iii) has significant economic value or potentially significant economic value to the Company, including the physical embodiments of such information.

(b) That both during the entire term of the Executive’s employment with Company and thereafter through any Severance Period (as defined below), the Executive shall not:

(i) directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, consultant, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of any business which competes with any services, solutions or products conducted, offered or provided by the Company (any such service, solution or product, a “Company Operation”), to any federal, state or local government sector(s) or the commercial sector(s) if such Company Operation is being conducted or developed at any time during the term of Executive’s employment with the Company and at the later time in question;

(ii) directly or indirectly, solicit any customer or any former or prospective customer of the Company with a view to inducing such customer to enter into an agreement, or otherwise do business, involving a Company Operation with any competitor of the Company or attempt to induce any customer to terminate its relationship with the Company or to not enter into a relationship with the Company, as the case may be; or

(iii) solicit or attempt to solicit the employment of any employee of the Company, or any person employed by the Company during the prior six (6) month period, or attempt to solicit or induce any such employee or person to leave the employ of the Company.

(c) That, if the Company terminates the Executive’s employment for Cause or the Executive resigns or departs from the Company without Good Reason, the Executive shall not engage in the conduct set forth in Section 8A(b) for a period of two years from the date of termination of employment and the Executive shall not be entitled to additional consideration from the Company, and that such two year period shall constitute a “Severance Period” for purposes of the duration of the provisions set forth in Section 8A(b) hereof. If the Company terminates the Executive’s employment without Cause or the Executive resigns or departs from the Company with Good Reason, following expiration of the Severance Period, the Company may prohibit the Executive from engaging in the conduct set forth in Section 8A(b) for an additional term of one year (renewable annually at the Company’s discretion for up to three years total); provided, however, that during each such one year term, the Executive shall be paid an amount equal to one half the Base Salary in effect at the time of termination and such payments shall be made to the Executive in installments, less applicable withholdings, pursuant to the Company’s normal and customary payroll procedures.

B. In the event any provision of this Section 8 shall be challenged by the Executive or deemed to be unenforceable by a court of competent jurisdiction, the Company’s obligation to make payments under Section 8A(c) or Section 10 shall immediately cease, and the Executive shall reimburse the Company for any payments previously received pursuant to Section 8A(c) or Section 10 hereof.

C. If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 8 hereof, the Company shall have the following rights and remedies:

(1) The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(2) The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of this Section 8, and the Executive hereby agrees to account for and pay over such Benefits to the Company.

Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

D. If any of the covenants contained in Sections 8A, 8B or 8C, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

E. If any of the covenants contained in Sections 8A, 8B or 8C, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

F. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Section 8 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

9. Inventions; Patents; Intellectual Property. For purposes of this Section 9, any reference to the “Company” shall mean Holding, the Company, and their respective subsidiaries and affiliates.

A. Inventions and Patents. The Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during or prior to the Term shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company, are related to the business (commercial or experimental) of the Company or are conceived or made on the Company ‘s time or with the use of facilities or materials of the Company. The Executive shall further: (1) promptly disclose such Inventions to the Company; (2) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (3) sign all papers necessary to carry out the foregoing; and (4) give testimony in support of the Executive’s inventorship.

(1) If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two (2) years after the termination of the Executive’s employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

(2) The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement or prior to the date of the Existing Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

B. Intellectual Property. The Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during or prior to the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

10. Termination of Employment.

A. Method of Termination. Executive’s employment pursuant to this Agreement shall terminate upon the first of the following to occur:

(1) The fifth anniversary of the Effective Date;

(2) Executive’s death (“Death”);

(3) the date that written notice is deemed given or made by Holding to the Executive of his inability to perform his services. Such notice may be issued when the Board has reasonably determined that Executive has become unable to substantially perform his services and duties hereunder because of physical or mental illness, injury or disability, that as a result thereof Executive has failed to substantially perform his services and duties hereunder for a period of one hundred and eighty (180) days in any twelve month period and that it is reasonably likely that he will not be able to substantially resume performing his services and duties on substantially the terms and conditions as set forth in this Employment Agreement; such termination of employment by Holding being referred to herein as a termination for “Disability”;

(4) the date that final written notice is deemed given or made by Holding to the Executive of termination for Cause (as defined below). For purposes of this Employment Agreement, “Cause” shall mean the occurrence of any one of the following:

(a) gross negligence by the Executive in the performance of his duties and responsibilities, (b) any breach by Executive of his fiduciary duties to Holding or the Company or any of their respective affiliates which failure has a material adverse effect on Holding’s or the Company’s or any of their respective affiliates’ operations, prospects, reputation or business, (c) any intentional act or acts or omission or omissions (other than acts or omissions involving business judgment or at the direction of the Board) by Executive that have a material adverse effect on Holding’s or the Company’s or any of their respective affiliates’ operations, prospects, reputation or business, (d) the Executive’s willful failure or refusal to comply with lawful directives of the Board not cured within thirty (30) days after written notice, (e) the conviction of Executive for a felony involving dishonesty by Executive or (f) fraud or embezzlement involving assets of Holding or any of its affiliates including the Company or other material misappropriation of Holding’s or any of its affiliates’ assets or funds.

(5) Executive’s resignation or voluntary departure as an officer or employee of Holding or the Company, upon not less than sixty (60) days written notice to Holding, without Good Reason (a “Voluntary Resignation”).

(6) Executive’s resignation or voluntary departure as an officer or employee of Holding or the Company for any reason that constitutes Good Reason (as defined below). For purposes of this Agreement, “Good Reason” shall mean the occurrence of either of the following: (a) a reduction in the scope of Executive’s responsibilities or authority at the Company which is not cured within a period of thirty (30) days after written notice of such material reduction is given by Executive to the Board, (b) relocation of the Executive’s principal place of employment to a location that is more than fifty (50) miles from the Executive’s principal place of employment as of the date hereof, or (c) a reduction in the Executive’s Base Salary; or

(7) Holding’s or the Company’s termination of Executive’s employment for any reason other than for Cause or Disability upon not less than sixty (60) days written notice to Executive (an “Involuntary Termination”).

B. Effect of Termination for Cause, Death, Disability or Voluntary Resignation. Upon the termination of Executive’s employment (1) by Holding or the Company for Cause, (2) due to the Executive’s Death or Disability, or (3) by Executive in a Voluntary Resignation, Holding shall pay or cause to be paid to the Executive any accrued and owing Base Salary and Annual Bonus (for years prior to the year in which termination occurs) as of the date of termination of

Executive’s employment pursuant to this section (“Accrued Obligations”); provided, however, that if Executive is terminated due to Disability and at any time prior to two years after the date of Executive’s termination Executive ceases to receive disability payments from insurance providers, then Holding shall pay Executive, in equal installments over a two year period commencing on the date the Executive ceases to receive such disability, payments; an amount equal to (x) two (2) times the Executive’s Base Salary at the time of such termination minus (y) all amounts received by Executive from other parties for services rendered during the two (2) year period after the termination and all disability payments received by Executive during such two (2) year period. All of Executive’s unvested Class C Units shall be forfeited and cancelled as of the date of such termination of employment. Except as otherwise provided herein, the Executive shall not thereafter be entitled to any further payments or benefits, unless otherwise agreements to in writing by the Company and the Executive.

C. Effect of Involuntary Termination or Termination for Good Reason. Upon termination of the Executive’s employment (1) by Holding or the Company as an Involuntary Termination, or (2) by the Executive for Good Reason, so long as Executive is not in breach or default of any of the covenants set forth in Sections 8 or 9 hereof, then Holding shall pay or cause to be paid to the Executive (subject to the execution by the Executive of a release of claims against Holding and its affiliates including the Company in the form attached to this Agreement as Attachment A) (i) the Accrued Obligations, (ii) Base Salary for two years, plus (iii) Executive’s target Annual Bonus for the year in which termination of employment occurs (collectively, the “Severance Payment”). The amounts referenced in (i) and (iii) above shall be paid as soon as practicable following the execution of the applicable release. The amount referenced in (ii) above shall continue to be paid in accordance with the Company’s standard payroll practices. The vesting, forfeiture and other terms of any additional Class C Units or other equity or equity-like instruments shall be set forth in an award agreement with respect thereto. The Executive shall also be entitled to receive the medical benefits and life insurance benefits described in Section 7 hereof (offset by any similar benefits received from a subsequent employer) during such two year period. The period used to calculate the amount of Base Salary payable pursuant to this Section 10C shall be referred to as the “Severance Period” hereunder.

11. Successors and Assigns. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. Holding or the Company may each assign its rights, together with its obligations, hereunder to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of Holding and the Company hereunder shall be binding on each of its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

12. Governing Document. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including, without limitation, the Existing Agreement between the Company and the Executive, including all Appendices and Amendments thereto, which Existing Agreement is deemed terminated and shall be of no further force or effect; provided that any violation of the Existing Agreement by the Executive shall not be deemed waived by the execution of this Agreement. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

13. Applicable Law. This Agreement shall, in all respects, be governed by the laws of the State of Delaware applicable to agreements executed and to be wholly performed within the State of Delaware.

14. Arbitration. Any and all disputes between Executive and (i) Holding or (ii) the Company, or any of their employees or respective affiliates, which arise out of Executive’s employment or under the terms of this Agreement shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating, to this Agreement, Executive’s employment hereunder or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or any other foreign, federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Executive’s employment hereunder or its termination. The only claims not covered by this Agreement are claims for benefits under the workers’ compensation or unemployment insurance laws, which will be resolved pursuant to those laws. Final and binding arbitration will be conducted in Philadelphia, Pennsylvania, in accordance with the rules and regulations of the American Arbitration Association. Each party will pay 50% of the cost of the arbitration filing and hearing fees, and the cost of the arbitrator; each side will bear its own attorneys’ fees, that is, the arbitrator will not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. Executive understands and agrees that the arbitration shall be instead of any civil litigation and that this means that he is waiving his right to a jury trial as to such claims. The parties further understand and agree that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

15. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

/s/ William C. Whitmore, Jr.	ALLIED SECURITY HOLDINGS LLC
William C. Whitmore, Jr.	By:	/s/ William A. Torzolini
	Title:	Chief Financial Officer

SPECTAGUARD HOLDING CORPORATION
By:	/s/ Barry F. Schwartz
Title:	Executive Vice Chairman

Attachment A

WAIVER AGREEMENT AND RELEASE OF CLAIMS

This RELEASE AGREEMENT (the “Release Agreement”) is made by and among SpectaGuard Holding Corporation, a Delaware corporation (the “Holding”), Allied Security Holdings LC, a Delaware limited liability company (the “Company”), and _______ (the “Executive”).

WHEREAS, the Executive entered into an employment agreement with the Company and Holding dated as of ____________ (“Employment Agreement”); and

WHEREAS, the employment of the Executive has been terminated pursuant to Section 10 of the Employment Agreement;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Holding and the Executive hereby agree as follows:

1. The Executive, on his own behalf and on behalf of his agents, representatives, heirs, executors and administrators (whether or not then existing), releases Holding, the Company, their respective subsidiaries and affiliates (whether or not then existing), and the employees, officers, directors, agents, representatives, successors and assigns of any of them, as well as the trustees of any of their executive or employee benefit or welfare plans (except with respect to claims for benefits due under the terms of such plans) from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, that the Executive ever had, now has, or may have in the future based on his employment through the date of this Release Agreement, except that such release shall not cover (i) valid claims to enforce his rights under the Employment Agreement, (ii) valid claims for benefits pursuant to any executive or employee benefit or welfare plan of the Company or any of its subsidiaries in which the Executive participated prior to his termination of employment, and (iii) valid claims for indemnification pursuant to the Company’s indemnification policies and practices applicable to its executive officers (collectively, the “Excluded Claims”). Except for the Excluded Claims, the Executive understands and agrees that this Release Agreement includes, but is not limited to, a complete waiver and release of the following rights or claims:

(a)

any right(s) or claim(s) arising under Title VII of the Civil Rights Act of 1964 (“Title VII”), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans with Disabilities Act (“ADA”), which prohibits discrimination based on disability; and any right(s) or claim(s) arising under any other federal, state or local law regarding discrimination based on age, race, sex, pregnancy, religion, national origin, marital status or disability or any other unlawful basis;

(b)

any right(s) or claim(s) for alleged violations of any local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the Executive’s employment with the Company or Holding or the terms and conditions of, and/or the cessation of, the Executive’s employment with the Company or Holding; and

(c)

any claim(s) for breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, or any claims under the Executive Retirement Income Security Act of 1974 (“ERISA”).

2. The parties agree that this Release Agreement is intended to cover all claims (other than any Excluded Claim) in existence as of the date of the execution of this Release Agreement and all claims that may accrue from such date of execution through the expiration of the Revocation Period (as defined below), including both claims about which the Executive knows and about which the Executive does not know.

3. The Executive represents and warrants that he has not filed any claims against Holding, the Company and/or any of their respective subsidiaries or affiliates, or any of the individuals covered by this Release Agreement, with any governmental agency or any court, and the Executive agrees that the Executive will not do so at any time hereafter regarding any matter released herein.

4. The Executive acknowledges and agrees that he has been advised to and has been given an opportunity to consult with an attorney of his choice prior to executing this Release Agreement. The Executive further acknowledges that he has 21 days within which to consider whether to execute this Release Agreement (the “Revocation Period”). The Executive acknowledges and agrees that he has 7 calendar days to revoke this Release Agreement after executing it, but if he revokes this Release Agreement after executing it, he must return any installments of the Severance Payment (as defined in the Employment Agreement) tendered by Holding or the Company.

THE PARTIES STATE THAT THEY HAVE READ THIS AGREEMENT, THAT THEY UNDERSTAND EACH OF ITS TERMS, AND THEY INTEND TO BE BOUND THEREBY.

Executive	SPECTAGUARD HOLDING CORPORATION

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ALLIED SECURITY HOLDINGS LLC

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